Exhibit 12.1

700 12th Street, NW Washington, DC 20005

January 27, 2026

Board of Directors
AtomBeam Technologies Inc.

1036 Country Club Dr, Suite 200

Moraga, CA 94556

To the Board of Directors:

We are acting as counsel to AtomBeam Technologies Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 1,680,000 shares of the Company's common stock, par value $0.0001 per share, which includes 280,000 shares of common stock that may be issued as “bonus shares” (collectively, the “Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the Company’s amended and restated certificate of incorporation, as amended, the Company’s bylaws, the minutes of meetings of the Company’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that the Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP